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                                                                    EXHIBIT 12.1

                                PERKINELMER, INC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                             Fiscal Year Ended
                                                 -----------------------------------------------------------------------------------
                                                 December 28,     December 29,      December 30,      December 31,        January 2,
                                                    2003             2002               2001              2000              2000
                                                 ------------     ------------      ------------      ------------        ----------
                                                                      (In thousands, except for ratio)
Fixed charges
   Interest expense and amortization of
      debt premiums and discounts on
      all indebtedness                           $ 54,539          $ 33,305           $ 42,831          $ 43,174          $ 28,284
   Interest on rental expense                       7,442             7,320              4,099             3,640             3,840
                                                 --------          --------           --------          --------          --------
   Total Fixed Charges                             61,979            40,625             46,930            46,814            32,124
                                                 ========          ========           ========          ========          ========
Earnings
   Income (loss) from continuing operations
    before income taxes                            80,884            (8,550)           100,550           146,745            44,448
                                                 --------          --------           --------          --------          --------
   Earnings Available to cover
    fixed charges                                $141,523          $ 32,075           $147,480          $193,559          $ 76,572
                                                 ========          ========           ========          ========          ========
   Ratio of earnings to fixed
    charges                                           2.3              --                  3.1               4.1               2.4
                                                 ========          ========           ========          ========          ========

   Deficiency in earnings required
    to cover fixed charges                       $   --            $  8,550           $   --            $   --            $   --
                                                 ========          ========           ========          ========          ========


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